Exhibit 99.1

HeartBeam Appoints Robert Eno as Chief Executive Officer in Preparation for US Commercialization

•Industry leader brings extensive experience in developing go-to-market strategies for breakthrough products and delivering growth

•Founder and current CEO Branislav Vajdic named President to focus on advancing the Company’s groundbreaking vector-based technology for heart health, including AI applications.

SANTA CLARA, Calif.--(BUSINESS WIRE)-- HeartBeam, Inc. (NASDAQ: BEAT), a medical technology company focused on transforming cardiac care by providing powerful insights wherever the patient is, announced that Robert Eno has been appointed Chief Executive Officer (CEO), effective Monday, October 21, 2024. The seasoned MedTech executive joined HeartBeam as President in January 2023 and will lead as the Company continues to work towards securing the foundational FDA 510(k) clearance for its vector-based technology and prepares for commercialization and growth.

As part of the long-planned transition, Branislav Vajdic, Ph.D., Founder and current CEO, will move into the role of President. In this role, Dr. Vajdic will focus on further innovating on the Company’s groundbreaking vector-based technology, driving research and development efforts, and advancing artificial intelligence (AI) applications.

“HeartBeam is at an important inflection point and the transition comes at the right time where we can best leverage the unique strengths of each leader. Branislav’s commitment to innovation and vision of providing unprecedented cardiac insights has enabled the Company to reach this pivotal point and we will continue to benefit from his drive to unlock the transformative opportunities ahead. Likewise, Rob has spent his career growing companies with innovative technologies, based on his keen understanding of sales, strategic marketing and go-to-market strategies, while maximizing value for stakeholders, and I am confident that his deep experience will ensure the Company is well positioned for success,” said Rich Ferrari, Executive Chairman, Board of Directors, HeartBeam.

HeartBeam’s core vector-based technology captures the heart’s electrical signals from three dimensions to provide total heart intelligence. The Company’s first application of the technology is a cable-free, credit card-sized device that is designed to be capable of synthesizing a 12-lead ECG. The HeartBeam system is currently under review with the FDA. The Company has 13 issued U.S. patents and 4 issued international patents supporting the underlying technology.

“The HeartBeam technology is truly transformative and stands to change how cardiac care is managed in the future. We’ve only scratched the surface of unlocking new insights and understanding how our data-rich signals can benefit physicians and patients,” commented Mr. Eno. “I am honored to lead the Company at this exciting time and look forward to my continued partnership with Branislav as we evolve our business and technology to deliver on strategic objectives.”

With over 30 years of experience, Mr. Eno, age 57, is a passionate leader who has created go-to-market strategies for multiple breakthrough products including noninvasive FFRCT for diagnosing coronary artery disease, laser cataract surgery, scanning retinal laser photocoagulation, and intravascular brachytherapy. Before joining HeartBeam, Mr. Eno was Chief Executive Officer of Preview Medical, a diagnostic equipment company creating a new category of real-time, in vivo tissue classification for solid tumor cancers, using machine learning and proprietary optical signals. Previously, he was Senior Vice

President of Marketing for HeartFlow, leading all aspects of the marketing and product functions for a new category of personalized, noninvasive testing for heart disease, including its initial product, HeartFlow FFRCT. He has also held senior marketing and sales leadership roles at OptiMedica, NeoGuide Systems and Avantec Vascular. Mr. Eno holds an MBA from the Stanford Graduate School of Business and a BA, with Honors and Distinction, from Stanford University, where he was Phi Beta Kappa.

About HeartBeam, Inc.

HeartBeam, Inc. (NASDAQ: BEAT) is a medical technology company dedicated to transforming cardiac care by providing powerful cardiac insights wherever the patient is. The Company is creating the first ever cable-free 12-lead ECG capable of capturing the heart’s electrical signals from three dimensions. This platform technology is designed to be used in portable devices that can be used wherever the patient is to deliver actionable heart intelligence. Physicians will be able to identify cardiac health trends and acute conditions and direct patients to the appropriate care – all outside of a medical facility, thus redefining the future of cardiac health management. The Company holds 13 US and 4 international issued patents related to technology enablement.

For additional information, visit HeartBeam.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are "forward-looking statements." While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact: Chris Tyson Executive Vice President MZ North America Direct: 949-491-8235 BEAT@mzgroup.us www.mzgroup.us

Media Contact: media@heartbeam.com